Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
October 26, 2017

DELUXE REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS
Revenue increased 8.5% over last year, exceeding high end of outlook
Diluted EPS $0.59; Adjusted diluted EPS $1.32
Declares regular quarterly dividend

St. Paul, Minn. – October 26, 2017 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the third quarter ended September 30, 2017. Key financial highlights include:

	Q3 2017	Q3 2016	% Change
Revenue	$497.7 million	$458.9 million	8.5%
Net Income	$28.8 million	$58.7 million	(50.9%)
Diluted EPS – GAAP	$0.59	$1.19	(50.4%)
Adjusted Diluted EPS – Non-GAAP	$1.32	$1.22	8.2%

A reconciliation of diluted earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue exceeded the Company’s prior outlook driven by strong performance by all three segments. GAAP diluted EPS was $0.59 which was below the range of the prior outlook and included aggregate charges of $0.73 per share for asset impairment charges, restructuring and transaction-related costs. Excluding these charges, adjusted diluted EPS exceeded the high-end of the range of the prior outlook.

“In the third quarter, we once again delivered strong growth in both revenue and adjusted diluted EPS,” said Lee Schram, CEO of Deluxe. “Marketing solutions and other services revenue grew over 30 percent from the prior year and accounted for over 40 percent of revenue in the third quarter. Despite our expectations for a continued sluggish economy and the impact of multiple weather-related challenges affecting our customers across the country, we expect to deliver another consecutive year of growth in revenue, adjusted diluted EPS and cash flow from operations.”

Third Quarter 2017 Highlights

•
Revenue increased 8.5% year-over-year, driven by Small Business Services which grew 2.5% and includes the results of several sm all tuck-in acquisitions and from growth in Financial Services of 28.0% driven by the results of FMCG Direct and Data Support Systems, which were acquired in the fourth quarter of 2016 and RDM Corporation, which was acquired in April 2017.

•	Revenue from marketing solutions and other services increased 30.2% year-over-year and grew to 40.2% of total revenue in the quarter.

•
Gross margin was 61.2% of revenue, compared to 63.8% in the third quarter of 2016. The impact of acquisitions and increased delivery and material costs this year were only partially offset by previous price increases and continued improvements in manufacturing productivity.

•
Selling, general and administrative (SG&A) expense increased 2.4% from last year primarily due to additional SG&A expense from acquisitions which was partially offset by continued cost reduction initiatives in all segments. SG&A as a percent of revenue was well leveraged at 40.8% in the quarter compared to 43.2% last year.

•
Operating income decreased 41.6% year-over-year. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods and asset impairment charges in 2017, increased 7.9% year-over-year primarily from price increases and continued cost reduction initiatives, partially offset by the continuing decline in check and forms usage. During the quarter, the Company recognized aggregate charges of $0.73 per share for asset impairment, restructuring and transaction related charges. Of the aggregate $0.73 per share charge, $0.46 per share was a non-cash goodwill impairment charge resulting from the declining core checks and forms business in the Safeguard reporting unit, $0.20 per share was a non-cash impairment charge for the discontinued NEBS trade name, $0.05 per share was a non-cash impairment charge for an internally-developed order management software solution and $0.02 per share resulted from restructuring and transaction-related costs.

•
Diluted EPS decreased 50.4% year-over-year. Excluding restructuring and transaction-related costs in both periods and asset-impairment charges in 2017, adjusted diluted EPS increased 8.2% year-over-year driven by favorable operating performance. FMCG Direct had a shift into the third quarter of revenue originally expected to occur in the fourth quarter which drove approximately $0.03 per share of additional EPS improvement and favorable mix and delayed spending contributed an additional $0.03 per share improvement while medical expenses were approximately $0.02 per share higher than expected in the third quarter.

Segment Highlights
Small Business Services

•
Revenue of $306.4 million was in-line with our expectations and increased 2.5% year-over-year due primarily to increased marketing solutions and other services revenue, partially offset by the decline in check and forms usage. The impact of the number of calendar days in the quarter resulted in a 1.6 point decrease in revenue compared to last year. From a channel perspective, revenue increased in the online, major accounts, and Canada, and included benefits from previous price increases.

•
Operating income of $13.2 million decreased $37.5 million from last year. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods and asset impairment charges in 2017, increased $8.1 million or 2.2 points year-over-year. This increase was due to price increases, continued cost reductions, small gains on the sale of a few distributors and favorable product mix, partially offset by the secular decline in check and forms usage.

Financial Services

•
Revenue of $157.4 million exceeded our expectations and increased 28.0% year-over-year primarily due to growth in marketing solutions and other services, which includes incremental revenue from the acquisitions of FMCG Direct and Data Support Systems in the fourth quarter of 2016 and RDM Corporation in April 2017. Revenue also benefitted from the impact of previous price increases. These increases in revenue were partially offset by the secular decline in check usage.

•
Operating income of $29.4 million increased $0.7 million compared to last year. Adjusted operating income increased $1.0 million compared to last year driven by continued benefits of cost reductions and previous price increases. These items were partially offset by the secular decline in check usage and the loss of revenue and operating income from Deluxe Rewards highlighted in previous quarters. Recent acquisitions, even though they were slightly accretive to operating income including acquisition amortization, drove a 2.7-point decrease in operating margin.

Direct Checks

•	Revenue of $33.9 million was in line with our expectations and declined 8.4% year-over-year due primarily to the secular decline in check usage.

•	Operating income of $11.3 million decreased $1.6 million or 1.6 points compared to last year primarily due to lower order volume, partly offset by cost reductions.

Other Highlights

•	Cash provided by operating activities for the first nine months of 2017 was $225.9 million, an increase of $17.8 million compared to 2016.

•	The Company repurchased $20.0 million of common stock in open market transactions during the quarter, bringing the year-to-date stock repurchase total to $50.1 million.

•
At the end of the third quarter, the company had $756.4 million of total debt outstanding comprised of approximately $450 million outstanding on the revolving credit facility and $305 million in term loans.

•
On October 25, 2017, the Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.30 per share on all outstanding shares of the Company. The dividend will be payable on December 4, 2017 to all shareholders of record at the close of business on November 20, 2017.

Fourth Quarter 2017:	Current Outlook (10/26/2017)
Revenue	$494 to $504 million
Diluted EPS – GAAP	$1.39 to $1.44
Adjusted Diluted EPS – Non-GAAP	$1.39 to $1.44

Full Year 2017:	Prior Outlook (7/27/2017)	Current Outlook (10/26/2017)
Revenue	$1.955 to $1.975 billion	$1.965 to $1.975 billion
Marketing Solutions & Other Services Revenue	$750 to $760 million	$757 to $762 million
Diluted EPS – GAAP	$5.04 to $5.14	$4.37 to $4.42
Adjusted Diluted EPS – Non-GAAP	$5.20 to $5.30	$5.25 to $5.30
Operating Cash Flow	$335 to $345 million	$340 to $345 million
Contract Acquisition Payments	approx. $27 million	approx. $26 million
Capital Expenditures	approx. $45 million	approx. $45 million
Depreciation and Amortization	approx. $123 million	approx. $123 million
Acquisition-Related Amortization	approx. $75 million	approx. $75 million
Cost and Expense Reductions	approx. $45 million	approx. $45 million
Effective Tax Rate	approx. 32.5%	approx. 32.5%

Full Year 2018:	Current Outlook (10/26/2017)
Revenue	+2% to +4%
Adjusted Diluted EPS	+3% to +6%

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 615-247-0252 (access code 84303519). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 404-537-3406 (access code 84303519).

Upcoming Management Presentations

•	November 28 - Credit Suisse 21st Annual Technology, Media & Telecom Conference - Phoenix

•	December 4 - Global Mizuho Investor Conference (MIC) - New York

•	December 5 - Wells Fargo Tech Summit - Deer Valley, UT

•	December 14 - SunTrust Robinson Humphrey Fin Tech, Bus & Govt. Services Summit - New York

•	January 17, 2018 - 20th Annual Needham Growth Conference - New York

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 5,600 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions including fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2016.

Diluted EPS Reconciliation
The Company’s management believes that adjusted diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items during 2017 and 2016 (restructuring, transaction-related costs and asset impairment charges) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Reported EPS reconciles to adjusted EPS as follows:

	Actual
	Q3 2017	Q3 2016
Reported Diluted EPS	$0.59	$1.19
Asset impairment charges	0.71	—
Restructuring-related costs	0.02	0.02
Transaction-related costs	—	0.01
Adjusted Diluted EPS	$1.32	$1.22

	Outlook
	Q4 2017	Full Year 2017
Reported Diluted EPS	$1.39 - $1.44	$4.37 - $4.42
Asset impairment charges	—	0.81
Restructuring-related costs	—	0.05
Transaction-related costs	—	0.02
Adjusted Diluted EPS	$1.39 - $1.44	$5.25 to $5.30

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended September 30,
	2017		2016
Product revenue	$362.0		$364.7
Service revenue	135.7		94.2
Total revenue	497.7		458.9
Cost of products	(129.0)	(25.9%)	(133.7)	(29.1%)
Cost of services	(63.9)	(12.8%)	(32.6)	(7.1%)
Total cost of revenue	(192.9)	(38.8%)	(166.3)	(36.2%)
Gross profit	304.8	61.2%	292.6	63.8%
Selling, general and administrative expense	(203.0)	(40.8%)	(198.3)	(43.2%)
Net restructuring charges	(1.3)	(0.3%)	(2.0)	(0.4%)
Asset impairment charges	(46.6)	(9.4%)	—	—
Operating income	53.9	10.8%	92.3	20.1%
Interest expense	(5.7)	(1.1%)	(4.9)	(1.1%)
Other income	0.7	0.1%	0.8	0.2%
Income before income taxes	48.9	9.8%	88.2	19.2%
Income tax provision	(20.1)	(4.0%)	(29.5)	(6.4%)
Net income	$28.8	5.8%	$58.7	12.8%

Weighted average dilutive shares outstanding	48.4		48.9
Diluted earnings per share	$0.59		$1.19

Capital expenditures	$11.6		$10.0
Depreciation and amortization expense	31.2		23.1
Number of employees-end of period	5,949		6,027

Non-GAAP financial measure - EBITDA(1)	$85.8		$116.2
Non-GAAP financial measure - Adjusted EBITDA(1)	134.3		118.8

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring, transaction-related costs and asset impairment charges) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2017 and 2016 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended September 30,
	2017	2016
Net income	$28.8	$58.7
Interest expense	5.7	4.9
Income tax provision	20.1	29.5
Depreciation and amortization expense	31.2	23.1
EBITDA	85.8	116.2
Restructuring-related costs	1.3	2.1
Transaction-related costs	0.6	0.5
Asset impairment charges	46.6	—
Adjusted EBITDA	$134.3	$118.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2017		2016
Product revenue	$1,097.8		$1,090.7
Service revenue	372.9		278.2
Total revenue	1,470.7		1,368.9
Cost of products	(392.0)	(26.7%)	(391.2)	(28.6%)
Cost of services	(159.3)	(10.8%)	(99.2)	(7.2%)
Total cost of revenue	(551.3)	(37.5%)	(490.4)	(35.8%)
Gross profit	919.4	62.5%	878.5	64.2%
Selling, general and administrative expense	(628.1)	(42.7%)	(598.6)	(43.7%)
Net restructuring charges	(3.7)	(0.3%)	(4.0)	(0.3%)
Asset impairment charges	(54.9)	(3.7%)	—	—
Operating income	232.7	15.8%	275.9	20.2%
Interest expense	(15.8)	(1.1%)	(15.3)	(1.1%)
Other income	2.1	0.1%	1.3	0.1%
Income before income taxes	219.0	14.9%	261.9	19.1%
Income tax provision	(73.6)	(5.0%)	(86.7)	(6.3%)
Net income	$145.4	9.9%	$175.2	12.8%

Weighted average dilutive shares outstanding	48.5		49.1
Diluted earnings per share	$2.98		$3.55

Capital expenditures	$34.4		$32.2
Depreciation and amortization expense	91.3		67.7
Number of employees-end of period	5,949		6,027

Non-GAAP financial measure - EBITDA(1)	$326.1		$344.9
Non-GAAP financial measure - Adjusted EBITDA(1)	386.6		350.0

(1) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Nine Months Ended September 30,
	2017	2016
Net income	$145.4	$175.2
Interest expense	15.8	15.3
Income tax provision	73.6	86.7
Depreciation and amortization expense	91.3	67.7
EBITDA	326.1	344.9
Restructuring-related costs	3.7	4.1
Transaction-related costs	1.9	1.0
Asset impairment charges	54.9	—
Adjusted EBITDA	$386.6	$350.0

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2017	December 31, 2016	September 30, 2016
Cash and cash equivalents	$53.4	$76.6	$80.1
Other current assets	319.1	321.6	292.4
Property, plant & equipment-net	83.3	86.9	83.7
Intangibles-net	392.5	409.8	313.9
Goodwill	1,126.1	1,105.9	989.6
Other non-current assets	205.6	183.5	181.4
Total assets	$2,180.0	$2,184.3	$1,941.1

Current portion of long-term debt	$42.0	$35.8	$1.0
Other current liabilities	359.1	379.8	327.5
Long-term debt	714.4	722.8	616.8
Deferred income taxes	65.3	85.2	80.7
Other non-current liabilities	48.7	79.7	65.2
Shareholders' equity	950.5	881.0	849.9
Total liabilities and shareholders' equity	$2,180.0	$2,184.3	$1,941.1

Shares outstanding	48.1	48.5	48.6

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash provided (used) by:
Operating activities:
Net income	$145.4	$175.2
Depreciation and amortization of intangibles	91.3	67.7
Asset impairment charges	54.9	—
Contract acquisition payments	(20.0)	(17.2)
Other	(45.7)	(17.6)
Total operating activities	225.9	208.1
Investing activities:
Purchases of capital assets	(34.4)	(32.2)
Payments for acquisitions	(125.4)	(64.6)
Proceeds from company-owned life insurance policies	1.3	4.1
Other	4.4	2.3
Total investing activities	(154.1)	(90.4)
Financing activities:
Net change in debt	(3.6)	(16.9)
Dividends	(43.7)	(44.1)
Share repurchases	(50.1)	(44.9)
Shares issued under employee plans	8.2	6.9
Other	(8.0)	(4.0)
Total financing activities	(97.2)	(103.0)
Effect of exchange rate change on cash	2.2	3.0
Net change in cash and cash equivalents	(23.2)	17.7
Cash and cash equivalents: Beginning of period	76.6	62.4
Cash and cash equivalents: End of period	$53.4	$80.1

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2017	2016
Revenue:
Small Business Services	$306.4	$298.9
Financial Services	157.4	123.0
Direct Checks	33.9	37.0
Total	$497.7	$458.9

Operating income:(1)
Small Business Services	$13.2	$50.7
Financial Services	29.4	28.7
Direct Checks	11.3	12.9
Total	$53.9	$92.3

Operating margin:(1)
Small Business Services	4.3%	17.0%
Financial Services	18.7%	23.3%
Direct Checks	33.3%	34.9%
Total	10.8%	20.1%

	Nine Months Ended September 30,
	2017	2016
Revenue:
Small Business Services	$917.4	$877.4
Financial Services	446.0	374.5
Direct Checks	107.3	117.0
Total	$1,470.7	$1,368.9

Operating income:(1)
Small Business Services	$120.6	$150.8
Financial Services	76.5	84.5
Direct Checks	35.6	40.6
Total	$232.7	$275.9

Operating margin:(1)
Small Business Services	13.1%	17.2%
Financial Services	17.2%	22.6%
Direct Checks	33.2%	34.7%
Total	15.8%	20.2%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(1) Operating income includes the following restructuring and transaction-related costs in all periods and asset impairment charges in 2017:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Small Business Services	$47.6	$2.0	$57.5	$3.7
Financial Services	0.8	0.5	2.9	1.2
Direct Checks	0.1	0.1	0.1	0.2
Total	$48.5	$2.6	$60.5	$5.1

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and nine months ended September 30, 2017 and 2016. The Company’s management believes that operating income by segment, excluding restructuring, transaction-related costs and asset impairment charges, provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of items that impact the comparability of reported operating results and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING, TRANSACTION-RELATED COSTS
AND ASSET IMPAIRMENT CHARGES
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2017	2016
Adjusted operating income:(1)
Small Business Services	$60.8	$52.7
Financial Services	30.2	29.2
Direct Checks	11.4	13.0
Total	$102.4	$94.9
Adjusted operating margin:(1)
Small Business Services	19.8%	17.6%
Financial Services	19.2%	23.7%
Direct Checks	33.6%	35.1%
Total	20.6%	20.7%

	Nine Months Ended September 30,
	2017	2016
Adjusted operating income:(1)
Small Business Services	$178.1	$154.5
Financial Services	79.4	85.7
Direct Checks	35.7	40.8
Total	$293.2	$281.0
Adjusted operating margin:(1)
Small Business Services	19.4%	17.6%
Financial Services	17.8%	22.9%
Direct Checks	33.3%	34.9%
Total	19.9%	20.5%

(1) Reported operating income reconciles to operating income excluding restructuring and transaction-related costs in all periods and asset impairment charges in 2017 as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reported operating income	$53.9	$92.3	$232.7	$275.9
Restructuring, transaction-related costs and asset impairment charges:
Small Business Services	47.6	2.0	57.5	3.7
Financial Services	0.8	0.5	2.9	1.2
Direct Checks	0.1	0.1	0.1	0.2
Total	48.5	2.6	60.5	5.1
Adjusted operating income	$102.4	$94.9	$293.2	$281.0

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